Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-139270, 333-139269, 333-208414, 333-208416, 333-227856, and 333-227857) on Forms S-8 of America's Car-Mart, Inc. of our report dated June 29, 2021, relating to the financial statements and supplemental schedule of America's Car Mart, Inc. 401(k) Plan, which appears in the Annual Report on Form 11-K of America's Car Mart, Inc. 401(k) Plan for the year ended December 31, 2020.

/s/ HOGANTAYLOR LLP

Fayetteville, Arkansas

June 29, 2021